Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone 404.885.3900 facsimile troutmansanders.com

June 3, 2011

The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308

Ladies and Gentlemen:

We have acted as counsel to The Southern Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of 46,918,971 shares of the Company’s common stock, par value $5 per share (the “Shares”), for issuance pursuant to The Southern Company 2011 Omnibus Incentive Compensation Plan (the “Plan”). This opinion is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and copies of the Company’s Certificate of Incorporation, as amended, and Bylaws certified to us by an officer of the Company. We also have reviewed minutes of proceedings of the Board of Directors of the Company relating to the issuance and sale of the Shares pursuant to the Plan and such other documents as we have deemed necessary for purposes of this opinion.  In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon the foregoing examination, we are of the opinion that, the Shares have been duly authorized and, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when the Shares have been issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia.  In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal law of the United States of America.

ATLANTA    CHICAGO    HONG KONG    LONDON    NEW YORK    NEWARK    NORFOLK   ORANGE COUNTY   PORTLAND
RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

June 3, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  This opinion may not be relied upon, furnished or quoted for any other purpose without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP